UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

Aspira Women’s Health Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road, Building III, Suite 100, Austin, Texas	78738
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 519-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On October 13, 2023, the Audit Committee of the Board of Directors (the “Audit Committee”) of Aspira Women’s Health Inc. (the “Company”) and the Company’s management determined that its previously issued financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022, as well as the previously filed Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (collectively, the “Prior Period Financial Statements”), should be restated and should no longer be relied upon due to an error in the Company’s accounting for certain warrants issued in August 2022 as part of its underwritten offering with William Blair & Company, LLC.

The Company identified certain errors in the accounting for warrants (the “Warrants”) issued pursuant to the underwriting agreement with William Blair & Company, LLC in August 2022 (the “2022 Underwriting Agreement”). Specifically, when calculating the issuance date fair value of the Warrants, the Company used assumptions in the Black Scholes Valuation calculation that were associated with the incorrect Warrant issuance date. The Company used the 2022 Underwriting Agreement date of August 22, 2022 instead of the Warrant issuance date per the Common Stock Purchase Warrant Agreement dated August 25, 2022. The incorrect Warrant issuance date resulted in inaccurate market closing price, risk free interest rate, and stock price volatility assumptions used in the Black Scholes Valuation calculation. The initial calculation with the August 22, 2022 assumptions calculated an issuance date fair value of the warrant liability of approximately $7,752,000, whereas the updated calculation based upon the August 25, 2022 assumptions calculated an issuance date fair value of the warrant liability of approximately $3,984,000, which results in a difference of approximately $3,768,000 and results in the warrant liability at issuance date to be lower by this amount than originally recorded and disclosed in the Prior Period Financial Statements. As a result of the change in the initial fair value of the warrant liability, the subsequent revaluation of the warrant liability at September 30, 2022 resulted in a corresponding adjustment to other income in the same amount, $3,768,000, on the consolidated statements of operations. The error does not have any effect on cash and cash equivalents or revenues.

Additionally, upon the initial recording of this transaction, total offering costs of $1,296,000 were allocated between expense included in the consolidated statements of operations and stockholders’ equity included in the consolidated balance sheets based on the percentage of the Warrant fair value of $7,752,000 and total gross proceeds of $9,000,000. $1,117,000 of offering costs were initially allocated to the warrants and expensed immediately to the general and administrative (“G&A”) expense consolidated statements of operations line item, and the remaining offering costs had a net impact to stockholders’ equity of $179,000. The updated allocation using the August 25, 2022 issuance date fair value of $3,984,000 resulted in an adjustment to the allocation of offering costs of $543,000 from G&A expense to equity, and an adjustment of the remaining $574,000 of allocated offering costs from G&A expense to non-operating expense; $574,000 of the offering costs are now expensed immediately and the remaining offering costs to be recorded in stockholders’ equity is $722,000. As a result of the change there was a corresponding adjustment in the presentation of the offering costs related to the warrant liability of $574,000 from cash flows used in operating activities to cash flows provided by financing activities on the Company’s consolidated statement of cash flows. The error does not have any effect on cash and cash equivalents or revenues.

In addition to the errors identified above, the Company plans to include adjustments to correct certain other immaterial errors.

The Company plans to restate the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as the unaudited condensed consolidated financial statements contained in the quarterly report on Form 10-Q for the three and nine months ended September

30, 2022.  The unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022 will be restated as part of the amended 2022 Annual Report filed on Form 10-K/A.

The Company’s management evaluated its prior conclusions regarding the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting. Based on that evaluation, management has concluded that this matter resulted in an additional material weakness in the Company’s internal control over financial reporting, which will be disclosed in Item 9A of the Form 10-K/A. As a result of the material weakness, the Company has concluded that its internal control over financial reporting and its disclosure controls and procedures were ineffective as of the periods referenced above. The Company is taking steps to enhance its procedures and controls surrounding the accounting for significant, non-routine or complex transactions and will continue to refine these procedures and controls. The material weakness will not be considered remediated until the applicable remedial controls operate for a sufficient time and management has concluded, through testing, that these controls are operating effectively.

The Audit Committee has discussed with BDO USA, P.C., the Company’s independent registered public accounting firm, matters disclosed in this Item 4.02 Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRA WOMEN’S HEALTH INC.

Date: October 13, 2023By: /s/ Torsten Hombeck

Torsten Hombeck

Chief Financial Officer